Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS THIRD QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS OF $248 MILLION, OR $2.50 PER DILUTED COMMON SHARE

For the third quarter of 2015, the Company reports:

•	Annualized return on average common equity of 18.8%

•	Operating income of $51 million, or $0.51 per diluted common share

•	Annualized operating return on average common equity of 3.9%

•	Diluted book value per common share of $53.68

Pembroke, Bermuda, October 27, 2015 - AXIS Capital Holdings Limited (“AXIS Capital” or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the third quarter of 2015 of $248 million, or $2.50 per diluted common share, compared with $279 million, or $2.68 per diluted common share, for the third quarter of 2014. Net income available to common shareholders for the nine months ended September 30, 2015, was $467 million or $4.65 per diluted common share, compared with $607 million, or $5.68 per diluted common share, for the corresponding period of 2014.

Operating income1 for the third quarter of 2015 was $51 million, or $0.51 per diluted common share, compared to $133 million, or $1.27 per diluted common share, for the third quarter of 2014. For the nine months ended September 30, 2015, AXIS Capital reported operating income of $281 million, or $2.79 per diluted common share, compared with $443 million, or $4.14 per diluted common share, for the first nine months of 2014.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Third Quarter Highlights2

•
Gross premiums written increased 4% (6% on a constant currency basis) to $937 million, growth in our insurance segment of 9% (11% on a constant currency basis) was partially offset by a decrease of 3% (2% on a constant currency basis) in our reinsurance segment;

•	Net premiums written decreased 1% (flat on a constant currency basis) to $677 million;

•	Net premiums earned decreased 5% (3% on a constant currency basis) to $919 million;

•	Combined ratio of 96.6%, compared to 92.2%;

•	Current accident year loss ratio of 65.9%, compared to 63.8%;

•
Estimated catastrophe and weather-related pre-tax net losses of $43 million, including the Tianjin port explosion loss of $30 million and losses related to U.S weather events, compared to $22 million incurred during the third quarter of 2014;

•	Net favorable prior year reserve development of $45 million (benefiting the combined ratio by 4.9 points), compared to $65 million (benefiting the combined ratio by 6.7 points);

•
Total fee of $315 million received following the termination of the amalgamation agreement with PartnerRe Ltd., comprising a $280 million termination fee and $35 million received as reimbursement for merger related expenses;

•	Included in our corporate expenses, pre-tax merger costs of $27 million incurred prior to the termination of the amalgamation agreement with PartnerRe Ltd;

•	Pre-tax charges of $51 million relating to profitability enhancement initiatives including reorganization and related expenses of $46 million and corporate expenses of $5 million;

•	Net investment income of $46 million, compared to $67 million;

•
Pre-tax total return on cash and investments was (0.3%), including foreign exchange movements, or (0.1%), excluding foreign exchange movements, compared to (0.7%) (or (0.1%) excluding foreign exchange movements);

•	Net income available to common shareholders of $248 million and annualized return on average common equity of 18.8%, compared to $279 million and 21.2%;

•	Operating income of $51 million, representing an annualized operating return on average common equity of 3.9%, compared to $133 million and 10.1%;

•	Net cash flows from operations of $587 million , compared to $343 million;

•	Diluted book value per common share of $53.68, an increase of 4% compared to the prior quarter and representing a 8% increase over the last 12 months;

•	Dividends declared of $0.29 per common share, with the total common dividends declared of $1.16 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $2.16, or 4%, per common share for the quarter and $4.96, or 10%, per common share over the past twelve months;

•
On August 17, 2015, the Company entered into an Accelerated Share Repurchase (“ASR”) agreement to repurchase an aggregate of $300 million of the Company’s ordinary shares. On August 20, 2015, under the terms of this agreement the Company initially acquired 4.1 million ordinary shares. The scheduled termination date of the ASR agreement is February 18, 2016 but the program may be accelerated at any time on, or after, November 18, 2015. The final number of shares to be delivered will be based on the Company’s volume-weighted average price for the period from August 18, 2015 to the termination date less a discount.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the third quarter 2015 financial results, Albert Benchimol, President and CEO of AXIS Capital, said: "Over the last year, AXIS Capital has delivered growth of 10% in diluted book value per share adjusted for dividends.  We are confident that our actions to accelerate attractive new initiatives, optimize our portfolio, prune business challenged over the long-term, and enhance the efficiency of our platform, position us to continue to deliver shareholder value against the backdrop of an increasingly competitive market.  Our results in the quarter include the benefits of targeted portfolio enhancements, particularly in the insurance property and professional lines, which were commenced prior to this year.  However, these improvements were overshadowed by the adverse impact of volatility in our investment portfolio and unusually high offshore energy losses.  These impacts are well understood and not unexpected given the performance of the equity markets and the high level of marine market losses this year.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $607 million in the quarter ended September 30, 2015, an increase of 9% (11% on a constant currency basis) compared to gross premiums written of $555 million in the third quarter of 2014. Increased premiums written were reported in our accident and health lines, driven by new business, liability lines, reflecting continued growth in our U.S. primary and excess casualty business, and in our credit and political risk lines. These increases were partially offset by reductions in the aviation lines, driven by timing differences.

For the nine months ended September 30, 2015, gross premiums written were $2.0 billion, up 3% (or 5% on a constant currency basis) from the comparative period in 2014. Increases in accident and health and liability lines for the same reasons as discussed in the quarterly result above, were partially offset by decreases in the property lines reflecting continued competitive market conditions.

Net premiums written were $381 million in the third quarter of 2015, an increase of 5% compared to the third quarter of 2014 . On a constant currency basis, net premiums written increased by 6% with growth in gross premiums written partially offset by an increase in premiums ceded, driven by increased reinsurance protection purchased primarily in our professional lines and changes in the business mix. The increase in premiums ceded drove a 1% decrease in the net premiums written in the nine months ended September 30, 2015 compared to the same period in 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net premiums earned in the three and nine months ended September 30, 2015, decreased by 4% (3% on a constant currency basis) and 2% (1% on a constant currency basis), respectively, compared to the same periods in 2014, driven by the increase in the reinsurance protection purchased in recent periods.

Our insurance segment reported underwriting income of $7 million for the current quarter, compared to underwriting income of $16 million in the third quarter of 2014. The current quarter’s underwriting results reflected a combined ratio of 98.6%, compared to 96.6% in the prior year quarter. The segment’s current accident year loss ratio decreased from 64.7% in the third quarter of 2014 to 64.3% in the current quarter. During the third quarter of 2015, we incurred $19 million in pre-tax losses related to catastrophe and weather-related losses, including $10 million due to the Tianjin port explosion, which were comparable to $19 million of catastrophe and weather-related losses incurred in the same period of 2014. Other factors impacting our loss ratio this quarter included improved loss experience in our property, professional and credit and political risk lines and changes in the business mix, which were partially offset by an increase in mid-size loss experience in our marine lines and the impact of lower rates.

Net favorable prior year loss reserve development was $2 million, or 0.6 points, this quarter compared to $9 million, or 2.1 points, in the third quarter of 2014.

For the nine months ended September 30, 2015, we recognized underwriting income of $16 million, compared to an underwriting income of $45 million for the same period in 2014. The variance was primarily driven by a reduction in favorable prior year development from $54 million to $21 million, which was partially offset by a decrease in catastrophe and weather-related losses.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $330 million in the third quarter of 2015, down $12 million, or 3% (2% on a constant currency basis), from the third quarter of 2014. The year-on-year decrease was impacted by the level of treaties written on a multi-year basis during the third quarter of 2014. After adjusting for the impact of these multi-year contracts and foreign exchange movements, our gross premiums written increased by $59 million. The increase was primarily driven by liability lines, due to increased participations and new business, and property lines, due primarily to a large new pro-rata treaty. These increases were partially offset by a decrease in catastrophe lines driven by difficult market conditions resulting in treaty restructurings.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the nine months ended September 30, 2015, gross premiums written were $1.8 billion, down 10% (6% on a constant currency basis) from the comparative period in 2014. The decrease in the segment's gross premiums written in the first three quarters of 2015 was primarily driven by the impact of the multi-year premiums written during 2014 and foreign exchange movements. After adjusting for the multi-year contracts and foreign exchange, gross premiums written increased $23 million year over year. The increase was driven by motor lines, attributable to new business and favorable premium adjustments, as well as new business in property and liability lines. These increases were partially offset by lower premiums in catastrophe, agriculture and professional lines driven by treaty restructurings and non-renewals.

Net premiums earned decreased by 6% and 8% (3% and 6% on a constant currency basis) in the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014. The decrease was primarily driven by the reductions in the business written in the catastrophe, professional, agriculture and credit and surety lines in recent periods as well as an increase in the premiums ceded, reflecting increased retrocessional covers purchased primarily in the catastrophe lines.These quarterly and year to date decreases were partially offset by growth in the motor lines.

Our reinsurance segment reported underwriting income of $49 million for the current quarter, compared to $98 million for the third quarter of 2014. The segment’s combined ratio increased to 89.7% for the current quarter, compared to 82.1% in the third quarter of 2014. This included an increase in the current accident year loss ratio from 63.0% in the third quarter of 2014 to 67.4% this quarter. During the third quarter of 2015, we incurred catastrophe and weather-related losses of $24 million, primarily due to the Tianjin port explosion loss of $20 million, compared to $3 million during the same period of 2014. After adjusting for the impact of these losses, the current accident year loss ratio was comparable to the same quarter in 2014. The current year accident year loss ratio increased primarily due to changes in the business mix and increased loss experience in the credit and surety lines. These increases were offset by an improvement in agriculture loss provisions which significantly increased the loss ratio in the third quarter of 2014.

Net favorable prior year reserve development was $43 million, or 9.0 points, this quarter compared to $55 million, or 10.9 points, in the third quarter of 2014.

The segment's acquisition cost ratio increased from 22.7% to 23.9%, primarily due to higher acquisition costs in certain lines of business and changes in the business mix.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the nine months ended September 30, 2015, we recognized underwriting income of $198 million compared to $304 million for the same period of 2014; the decrease was driven by a higher current accident year combined ratio primarily due to a higher current accident year loss ratio, which was impacted by business mix changes and an increase in losses due to catastrophe and weather-related events, and an increase in the acquisition costs.

Investments

Net investment income of $46 million for the quarter represents a $43 million decrease from the second quarter of 2015, and a $21 million year-over-year decrease from the third quarter of 2014, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated a loss of $27 million in the current quarter, compared to income of $14 million in the second quarter of 2015 and a loss of $3 million in the third quarter of 2014.

Net realized investment losses for the quarter were $70 million, compared to net realized investment losses of $11 million last quarter and net realized investment gains of $77 million in the third quarter of 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital3 at September 30, 2015 was $6.8 billion, including $1.0 billion of senior notes and $628 million of preferred equity, compared to $6.8 billion at December 31, 2014. The increase in total capital due to the net income available to common shareholders generated for the nine months ended September 30, 2015, net of common share dividends, was offset by the repurchase of common shares primarily due to the execution of an accelerated share repurchase agreement ("ASR") and the increase in the unrealized losses on investments. On August 17, 2015, the Company entered into an ASR to repurchase an aggregate of $300 million of the Company’s common shares. On August 20, 2015, under the terms of this agreement the Company initially acquired 4.1 million common shares. The scheduled termination date of the ASR agreement is February 18, 2016 but the program may be accelerated at any time on, or after, November 18, 2015. The final number of shares to be delivered will be based on the Company’s volume-weighted average price for the period from August 18, 2015 to the termination date less a discount.

At October 27, 2015, the Company had $444 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.87 in the current quarter and by $3.80 over the past twelve months, to $53.68. The quarterly and twelve month increases were primarily driven by our net income which was partially offset by an increase in unrealized losses on investments, which reflected negative performance of equity markets, the widening of credit-spreads in non-government bonds and foreign exchange volatility.

During the third quarter of 2015, the Company declared common dividends of $0.29 per share, with the total common dividends declared of $1.16 per share over the past twelve months. Combined, the growth in the diluted book value per common share adjusted for dividends was $2.16, or 4%, for the quarter and $4.96, or 10%, over the past twelve months.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, October 28, 2015, at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 6-5-7-3-3-3-9. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 1-0-0-7-3-2-0-9 The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2015 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at September 30, 2015 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2015 (UNAUDITED) AND DECEMBER 31, 2014

	2015	2014

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,139,595	$12,129,273
Equity securities, available for sale, at fair value	689,157	567,707
Mortgage loans, held for investment, at amortized cost and fair value	129,431	—
Other investments, at fair value	800,319	965,465
Short-term investments, at amortized cost and fair value	7,152	107,534
Total investments	13,765,654	13,769,979
Cash and cash equivalents	992,253	921,830
Restricted cash and cash equivalents	188,220	287,865
Accrued interest receivable	75,375	83,070
Insurance and reinsurance premium balances receivable	2,169,581	1,808,620
Reinsurance recoverable on unpaid and paid losses	2,036,099	1,926,145
Deferred acquisition costs	544,178	466,987
Prepaid reinsurance premiums	416,451	351,441
Receivable for investments sold	7,220	169
Goodwill and intangible assets	87,329	88,960
Other assets	274,981	250,670
Total assets	$20,557,341	$19,955,736

Liabilities
Reserve for losses and loss expenses	$9,703,583	$9,596,797
Unearned premiums	3,107,348	2,735,376
Insurance and reinsurance balances payable	301,830	249,186
Senior notes	991,562	990,790
Payable for investments purchased	303,916	188,176
Other liabilities	322,736	315,471
Total liabilities	14,730,975	14,075,796

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,202	2,191
Additional paid-in capital	2,230,278	2,285,016
Accumulated other comprehensive loss	(117,593)	(45,574)
Retained earnings	6,093,897	5,715,504
Treasury shares, at cost	(3,010,261)	(2,763,859)
Total shareholders' equity attributable to AXIS Capital	5,826,366	5,821,121
Noncontrolling interests	—	58,819
Total shareholders' equity	5,826,366	5,879,940
Total liabilities and shareholders' equity	$20,557,341	$19,955,736

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Three months ended		Nine months ended
	2015	2014	2015	2014

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$919,341	$966,138	$2,764,605	$2,912,482
Net investment income	45,685	66,562	226,336	264,171
Net realized investment gains (losses)	(69,957)	77,448	(123,618)	121,329
Other insurance related income	1,158	7,702	12,319	12,468
Termination fee received	280,000	—	280,000	—
Total revenues	1,176,227	1,117,850	3,159,642	3,310,450

Expenses
Net losses and loss expenses	560,387	552,064	1,652,868	1,662,097
Acquisition costs	182,744	185,950	537,549	549,848
General and administrative expenses	144,727	152,916	456,451	456,725
Foreign exchange gains	(28,088)	(72,292)	(69,200)	(58,353)
Interest expense and financing costs	12,918	20,344	38,114	56,913
Reorganization and related expenses	45,867	—	45,867	—
Total expenses	918,555	838,982	2,661,649	2,667,230

Income before income taxes	257,672	278,868	497,993	643,220
Income tax expense (benefit)	30	(4,098)	1,155	9,527
Net income	257,642	282,966	496,838	633,693
Amounts attributable to (from) noncontrolling interests	—	(6,160)	—	(3,365)
Net income attributable to AXIS Capital	257,642	289,126	496,838	637,058
Preferred shares dividends	10,022	10,022	30,066	30,066
Net income available to common shareholders	$247,620	$279,104	$466,772	$606,992

Per share data
Net income per common share:
Basic net income	$2.52	$2.71	$4.69	$5.74
Diluted net income	$2.50	$2.68	$4.65	$5.68
Weighted average number of common shares outstanding - basic	98,226	102,945	99,464	105,683
Weighted average number of common shares outstanding - diluted	99,124	104,247	100,468	106,953
Cash dividends declared per common share	$0.29	$0.27	$0.87	$0.81

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$606,704	$329,879	$936,583	$555,283	$341,531	$896,814
Net premiums written	381,118	296,099	677,217	363,571	323,652	687,223
Net premiums earned	444,550	474,791	919,341	461,805	504,333	966,138
Other insurance related income	542	616	1,158	—	7,702	7,702
Net losses and loss expenses	(283,272)	(277,115)	(560,387)	(289,207)	(262,857)	(552,064)
Acquisition costs	(69,118)	(113,626)	(182,744)	(71,264)	(114,686)	(185,950)
Underwriting-related general and
administrative expenses(4)	(85,814)	(35,309)	(121,123)	(85,750)	(36,612)	(122,362)
Underwriting income (4)	$6,888	$49,357	56,245	$15,584	$97,880	113,464

Corporate expenses			(23,604)			(30,554)
Net investment income			45,685			66,562
Net realized investment gains (losses)			(69,957)			77,448
Foreign exchange gains			28,088			72,292
Interest expense and financing costs			(12,918)			(20,344)
Termination fee received			280,000			—
Reorganization and related expenses			(45,867)			—
Income before income taxes			$257,672			$278,868

Net loss and loss expense ratio	63.7%	58.4%	61.0%	62.6%	52.1%	57.1%
Acquisition cost ratio	15.5%	23.9%	19.9%	15.4%	22.7%	19.2%
General and administrative
expense ratio	19.4%	7.4%	15.7%	18.6%	7.3%	15.9%
Combined ratio	98.6%	89.7%	96.6%	96.6%	82.1%	92.2%

[4]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,970,554	$1,833,374	$3,803,928	$1,911,102	$2,038,377	$3,949,479
Net premiums written	1,352,122	1,727,185	3,079,307	1,361,351	1,990,607	3,351,958
Net premiums earned	1,344,339	1,420,266	2,764,605	1,368,683	1,543,799	2,912,482
Other insurance related income	811	11,508	12,319	—	12,468	12,468
Net losses and loss expenses	(866,580)	(786,288)	(1,652,868)	(859,093)	(803,004)	(1,662,097)
Acquisition costs	(200,493)	(337,056)	(537,549)	(207,360)	(342,488)	(549,848)
Underwriting-related general and
administrative expenses	(261,924)	(110,701)	(372,625)	(257,208)	(106,987)	(364,195)
Underwriting income	$16,153	$197,729	213,882	$45,022	$303,788	348,810

Corporate expenses			(83,826)			(92,530)
Net investment income			226,336			264,171
Net realized investment gains (losses)			(123,618)			121,329
Foreign exchange gains			69,200			58,353
Interest expense and financing costs			(38,114)			(56,913)
Termination fee received			280,000			—
Reorganization and related expenses			(45,867)			—
Income before income taxes			$497,993			$643,220

Net loss and loss expense ratio	64.5%	55.4%	59.8%	62.8%	52.0%	57.1%
Acquisition cost ratio	14.9%	23.7%	19.4%	15.2%	22.2%	18.9%
General and administrative
expense ratio	19.5%	7.8%	16.5%	18.7%	6.9%	15.6%
Combined ratio	98.9%	86.9%	95.7%	96.7%	81.1%	91.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Three months ended		Nine months ended
	2015	2014	2015	2014

	(in thousands, except per share amounts)

Net income available to common shareholders	$247,620	$279,104	$466,772	$606,992
Net realized investment (gains) losses, net of tax(5)	67,897	(75,966)	119,442	(107,377)
Foreign exchange gains, net of tax(6)	(27,410)	(70,368)	(68,456)	(57,034)
Termination fee received(7)	(280,000)	—	(280,000)	—
Reorganization and related expenses, net of tax(8)	42,924	—	42,924	—
Operating income	$51,031	$132,770	$280,682	$442,581

Earnings per common share - diluted	$2.50	$2.68	$4.65	$5.68
Net realized investment (gains) losses, net of tax	0.68	(0.73)	1.19	(1.00)
Foreign exchange gains, net of tax	(0.28)	(0.68)	(0.69)	(0.54)
Termination fee received	(2.82)	—	(2.79)	—
Reorganization and related expenses, net of tax	0.43	—	0.43	—
Operating income per common share - diluted	$0.51	$1.27	$2.79	$4.14

Weighted average common shares and common share
equivalents - diluted	99,124	104,247	100,468	106,953

Average common shareholders' equity	$5,259,619	$5,259,257	$5,195,901	$5,190,383

Annualized return on average common equity	18.8%	21.2%	12.0%	15.6%

Annualized operating return on average common equity	3.9%	10.1%	7.2%	11.4%

5Tax cost (benefit) of ($2,060) and $1,482 for the three months ended September 30, 2015 and 2014, respectively, and ($4,176) and $13,952 for the nine months ended September 30, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
6Tax cost of $678 and $1,924 for the three months ended September 30, 2015 and 2014, respectively, and $744 and $1,319 for the nine months ended September 30, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
7Tax impact is nil.
8Tax benefit of $2,943 and nil for the three months ended September 30, 2015 and 2014, respectively, and $2,943 and nil for the nine months ended September 30, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, reflecting the jurisdictional apportionment and related tax treatment of the individual components of the reorganization and related expenses.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $144,727 and $152,916 for the three months ended September 30, 2015 and 2014, respectively, and $456,451 and $456,725 for the nine months ended September 30, 2015 and 2014, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange gains (losses), termination fee received and reorganization and related expenses. We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

The termination fee received represents the break-up fee paid by PartnerRe Ltd. following the cancellation of the amalgamation agreement with AXIS Capital and is not indicative of future revenues of the Company.

Reorganization and related expenses are primarily driven by business decisions, the nature and timing of which are unrelated to the underwriting process and which are not representative of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange gains (losses), termination fee received and reorganization and related expenses to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange gains (losses), termination fee received and reorganization and related expenses reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

The termination fee received represents the break-up fee received on the cancellation of the amalgamation agreement between PartnerRe Ltd. and AXIS Capital and should be excluded from consolidated underwriting income since it is not related to underwriting operations.

Reorganization and related expenses are driven by business decisions, the nature and timing of which are unrelated to the underwriting process and for this reason they are excluded from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com